Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SEARS HOMETOWN AND OUTLET STORES, INC.

SEARS HOMETOWN AND OUTLET STORES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), hereby certifies as follows:

1. The present name of the corporation is Sears Hometown and Outlet Stores, Inc. (the “Corporation”).

2. The Corporation was originally formed as Sears Hometown and Outlet Stores, Inc., a Delaware corporation, by means of an original Certificate of Incorporation filed on April 23, 2012.

3. The Corporation’s Certificate of Incorporation is hereby amended pursuant to Section 242 of the DGCL, by deleting Article Fourth thereof in its entirety and replacing it with the following new Article Fourth:

“FOURTH. The total number of shares of the capital stock which the corporation shall be authorized to issue is 400,000,000 shares of common stock, par value $0.01 per share. Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law, of the certificate of amendment of the corporation’s certificate of incorporation containing this sentence, each share of common stock of the corporation, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 231,000 shares of common stock of the corporation, par value $0.01 per share, without any further action of the corporation or the holder thereof.”

4. This Certificate of Amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the sole stockholder of the Corporation for its approval; and the sole stockholder having consented in writing to the adoption of such amendment.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 31st day of August, 2012.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles J. Hansen
Charles J. Hansen
Vice President, General Counsel and Secretary